U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

| | Form 10-K and Form 10-KSB      |  | Form  20-F     |  | Form 11-K
|X| Form 10-Q and Form 10-QSB      |  | Form N-SAR


     For Period Ended: June 30, 1996

     | |  Transition Report on Form 10-K
     | |  Transition Report on Form 20-F
     | |  Transition Report on Form 11-K
     | |  Transition Report on Form 10-Q
     | |  Transition Report on Form N-SAR

     For the Transition Period Ended:-------------------------------------------

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     If the  notification  relates to a portion of the filing checked above, identify  the  Item(s)  to which  the  notification  relates:-------------------
Item 8,  Part II, Financial Statements.
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Part I - Registrant Information

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     Full Name of Registrant:  Medizone International, Inc.
     Former Name if Applicable: (originally, Madison Funding, Inc.) 123 East 54th Street
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     Address of Principal Executive Office (Street and Number)

New York, New York 10022
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City, State and Zip Code

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Part II - Rules 12b-25(b) and (c)

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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (Check box if appropriate).

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

| | (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

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| | (c) The  accountant's  statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.

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Part III - Narrative

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Certain of the financial information required to be included in the registrant's quarterly report on Form 10-Q for the period ended June 30, 1996 could not be obtained in a timely manner without the unreasonable expense and effort on the part of the registrant.


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Part IV - Other Information

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          (1) Name and  telephone  number of person to contact in regard to this notification

     Andrew E. Goldstein, Esq.              (212)  826-2000
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            (Name)                       (Area Code) (Telephone Number)

          (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               |X| Yes    | | No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               | | Yes    |X| No

         If  so;  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          Medizone International, Inc.
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                   (Name of Registrant as specific in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 14, 1996
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                                      By   /s/Arthur P. Bergeron
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                                           Arthur P. Bergeron,  Vice  President,
                                           Treasurer and Chief Financial Officer